EXHIBIT 2.2

                               EXCHANGE AGREEMENT


         THIS EXCHANGE AGREEMENT (the "Agreement") is entered into this 1st day of September, 1999, by and between American United Global, Inc. ("AUGI"); and eGlobe, Inc. (f/k/a Executive TeleCard, Ltd.), a Delaware corporation ("eGlobe").

         WHEREAS, American United Global, Inc., Connectsoft Communications Corporation ("CCC"), Connectsoft Holding Corp. ("Connectsoft"), eGlobe, C-Soft Acquisition Corp. (the "Buyer") and Vogo Networks, LLC, a Delaware limited liability company of which eGlobe is the only member ("Vogo LLC") entered into an Asset Purchase Agreement ("Purchase Agreement") dated July 10, 1998, as subsequently amended;

         WHEREAS, eGlobe, through its subsidiary Vogo LLC, purchased substantially all the assets of Connectsoft and CCC, for which eGlobe issued one share of its 6% Series G Cumulative Convertible Redeemable Preferred Stock (the "Series G Preferred Stock");

         WHEREAS, AUGI and eGlobe desire to enter into new arrangements with respect to the Series G Preferred Stock;

         NOW,   THEREFORE,   in  consideration  of  the  promises,   the  mutual
representations, warranties and covenants set forth herein, eGlobe and AUGI hereby agree as follows:

         1. Exchange. Within 5 business days following the execution and delivery of this Agreement (the "Closing"), AUGI shall deliver its issued and outstanding share of Series G Preferred Stock to eGlobe at eGlobe's principal place of business as set forth on the signature page hereto and eGlobe will immediately issue and deliver to AUGI 30 shares (the "Series K Shares") of Series K Cumulative Convertible Preferred Stock, par value $.001 per share, of eGlobe (the "Series K Preferred Stock") at the address for AUGI as set forth on the signature page hereto.; The terms of the Series K Preferred Stock shall be as set forth in the form of Certificate of Designations for the Series K Preferred Stock attached hereto as Exhibit A.

         2. Registration Rights. The Registration Rights Agreement dated June 17, 1999 between eGlobe and AUGI (the "Registration Rights Agreement") shall remain in full force and effect notwithstanding the exchange contemplated by this Agreement. The Series K Shares shall for all purposes be Registrable Securities (as defined in the Registration Rights Agreement).

         3. Closing. At the Closing, to the extent permitted by law, AUGI's share of Series G Preferred Stock shall, by virtue of AUGI's execution of this Agreement, be deemed converted into the right to receive 30 shares of Series K Preferred Stock. As a result of AUGI's execution of this Agreement, to the extent permitted by law, such share of Series G Preferred Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist even if the certificate representing such share of Series G Preferred Stock is not surrendered.



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         4. Miscellaneous.

                  (a) Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of AUGI and eGlobe.

                  (b) Waiver. Any breach of any obligation, covenants, agreement or condition contained herein shall be deemed waived by the non-breaching party, only by a writing, setting forth with particularity the breach being waived and the scope of the waiver, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other breach. No waiver shall be implied from any conduct or action of the non-breaching party. No failure or delay by any party in exercising any right, power or privilege hereunder or under the Series B Preferred Stock, the Replacement Warrants or the Series I Preferred Stock and no course of dealing by any party shall operate as a waiver and any right, power or privilege hereunder or under the Series B Preferred Stock, the Replacement Warrants or the Series I Preferred Stock nor shall any single or partial exercise thereof or the exercise of any other right, power or privilege.

                  (c) Binding Nature of Agreement. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Any such assignment without the prior written consent of all the parties shall be invalid.

                  (d) Governing Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed therein.

                  (e) Expenses. Except as provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

                  (f) Counterparts. This Agreement may be signed in counterparts with the same effect as if all parties had signed one and the same instrument.

                  (g) Form of Signature. The parties hereto agree to accept a facsimile transaction copy of their respective signatures as evidence of their respective actual signatures to this Agreement; provided, however, that each party who produces a facsimile signature agreement, by the express terms hereof, to place, immediately after transmission of its signature by fax, a true and correct original copy of its signature in overnight mail to the address of the other party.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.





                                  eGlobe, Inc.


                             By:
                                ------------------------------------------------
                                  Christopher J. Vizas
                                  Chairman and Chief Executive Officer



                                  Address:     1250 24th Street, NW, Suite 725
                                               Washington, DC 20037



                              American United Global, Inc.

                             By:
                                ------------------------------------------------
                             Name:
                                  ----------------------------------------------
                             Title:
                                   ---------------------------------------------

                                  Address:  c/o Gersten, Savage & Kaplowitz LLP
                                               101 E. 52nd Street
                                               New York, NY 10022



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